Exhibit 99.1

For additional information, contact
Investor Relations, (301) 419-7877
August 14, 2007	Email: info@spherix.com

SPHERIX REPORTS SECOND QUARTER EARNINGS
Increased Losses Primarily Due to Scheduled Start of Phase 3 Clinical Trial

BELTSVILLE, MD, Spherix Incorporated (NASDAQ/SPEX) has reported a second quarter 2007 loss from continuing operations of $1.9 million, or 13 cents per share, compared to a loss from continuing operations of $699,000, or 5 cents per share, in the second quarter of 2006. Income from discontinued operations in the second quarter of 2007 was $155,000, or 1 cent per share, compared to $938,000, or 7 cents per share, reflecting the results of the InfoSpherix subsidiary, which the Company has agreed to sell (see Spherix press release dated June 27, 2007). The Company’s total net loss for the second quarter of 2007 was $1.7 million, or 12 cents per share, compared to total net income of $239,000, or 2 cents per share, in the second quarter of 2006.

The change in profitability between years is the result of the Company’s Phase 3 clinical trial of Naturlose as a treatment for Type 2 diabetes, expenses related to the potential sale of the InfoSpherix subsidiary, and the shut down of our National Park Service contract. Spherix CEO Richard Levin said, “This is an exciting time in the Company’s evolution. We are in the midst of a phase 3 clinical trial for our promising diabetes drug, and I believe we now have the cash and leadership to be successful.”

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Revenue from continuing operations	$4,000	$-	$4,000	$3,000
Loss from continuing operations	$(1,901,000)	$(699,000)	$(3,941,000)	$(1,369,000)
Income (loss) from
discontinued operations	$155,000	$938,000	$(95,000)	$1,075,000

Net (loss) income	$(1,746,000)	$239,000	$(4,036,000)	$(294,000)

Net (loss) income per share
Continuing operations	$(0.13)	$(0.05)	$(0.28)	$(0.10)
Discontinued operations	$0.01	$0.07	$(0.01)	$0.08
Net (loss) income per share	$(0.12)	$0.02	$(0.29)	$(0.02)

Certain statements contained herein are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

Under its motto, “A World of Solutions,” Spherix’s mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

Our Internet address is http://www.spherix.com.

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